EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Dated: January 15, 2016

HUDSON EXECUTIVE CAPITAL LP

By: HEC Management GP LLC, its general partner

By: /s/ Douglas L. Braunstein*

Name: Douglas L. Braunstein*

Title: Managing Member

DOUGLAS L. BRAUNSTEIN

By: /s/ Douglas L. Braunstein*

Douglas L. Braunstein

JAMES C. WOOLERY

By: /s/ James C. Woolery*

James C. Woolery

* by John F. Brown, attorney-in-fact